                                                                      EXHIBIT 12

Ratio of Earnings to Fixed Charge

                                       Three Months                 Nine Months
                         Three Months      Ended      Nine Months      Ended
                             Ended     September 30,     Ended     September 30,
                         September 30,     1998      September 30,     1998
                             1997      (As Restated)     1997      (As Restated)
                         ------------- ------------- ------------- -------------
                                             (in thousands)

Loss before cumulative
 change in accounting
 principle..............    $(1,475)      $ (720)       $(1,518)     $(11,812)
Add fixed charges:
  Interest costs
   including
   amortization of
   debt issuance cost...      1,301        3,351          3,136         7,358
                            -------       ------        -------      --------
Earnings (Loss).........    $  (174)      $2,631        $ 1,618      $ (4,454)
                            =======       ======        =======      ========

Fixed Charges:
  Interest expense
   including
   amortization of
   debt issuance cost...    $ 1,301       $3,351        $ 3,136      $  7,358
  Capitalized interest..      1,517        1,291          4,363         4,783
                            -------       ------        -------      --------
    Total Fixed
     Charges............    $ 2,818       $4,642        $ 7,499      $ 12,141
                            =======       ======        =======      ========
Ratio of Earnings to
 Fixed Charges..........        --           .57            .22           --
                            =======       ======        =======      ========
Deficiency of Earnings
 to Cover Fixed
 Charges................    $ 2,992       $2,011        $ 5,881      $ 16,595
                            =======       ======        =======      ========